Exhibit 10.1

November 3, 2015

Mr. John M. Presley

603 Cornwallis Place

Manakin-Sabot, Virginia 23103

Dear John:

The purpose of this consulting agreement (the “Agreement”) is to set forth our agreement and understanding regarding the terms of your retention as a consultant to First Capital Bancorp, Inc., a Virginia corporation (the “Corporation”) pending the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of September 30, 2015 (the “Merger Agreement”) between the Corporation and Park Sterling Corporation (“Park Sterling”). The Corporation and its subsidiaries are referred to as “First Capital”.

1. Consulting Arrangement. The Corporation shall engage your services, and you shall provide services, as a consultant on the terms and conditions set forth in this Agreement. This Agreement shall become effective on November 13, 2015 (“Inception Date”) and shall expire on the earliest of (i) the “Effective Time” (as defined in the Merger Agreement), (ii) the date the Merger Agreement is terminated for any reason or (iii) the date of any termination in accordance with Section 5 of this Agreement. The period of time you are engaged to perform services under this Agreement is referred to as the “Consulting Period”. You agree that your employment with First Capital will end on the Inception Date.

2. Services. You agree to provide such consulting and advisory services to the Corporation and its affiliates during the Consulting Period as the Chairman of the Board of Directors of the Corporation (the “Chairman”) or the Chief Executive Officer of the Corporation (acting or otherwise, the “CEO”) may reasonably request. Without limiting the generality of the foregoing, it is understood that you will, upon reasonable request, be available to support the Corporation’s and its affiliates’ merger activities, government relations, community relations, industry group associations, professional associations, business development efforts, regulatory examination matters, financial statement preparation activities and other matters identified from time to time by the Chairman or CEO. Such services will be provided at times and location(s) or by teleconference or e-mail as may be reasonably requested by the Chairman or CEO, and such services will not exceed twenty (20) hours per week without your consent. The Corporation agrees to cooperate with you in scheduling the time and place for any services to be performed under this Agreement in order to accommodate, to the extent practicable, your personal schedule and other commitments. You agree to cooperate with the Corporation to help it in meeting any reasonable deadlines associated with carrying out your duties under this Agreement. During the Consulting Period, you also agree: (a) not to engage on behalf of the Corporation or its affiliates in any activities related to the Corporation or its affiliates beyond those requested under this Agreement; and (b) to remain supportive of the Corporation and its affiliates’ business and the transaction under the Merger Agreement both publically and with employees and customers.

John M. Presley

November 3, 2015

3. Independent Contractor Status. You shall perform services under this Agreement as an independent contractor and not as an employee, agent or representative of the Corporation or any of its affiliates. Unless authorized in writing by the Corporation, you shall not have the power or authority to act on behalf of, or bind in any way, the Corporation or any of its affiliates.

4. Fees.

(a) Consulting Fees. As compensation for your consulting services, you will receive a consulting fee of $15,000 per month during the Consulting Period (the “Consulting Fee”). The Corporation shall pay such monthly amount pursuant to its customary practices for independent contractors. Any monthly consulting fee shall be prorated based on the number of days in such month during which you are retained as a consultant under this Agreement. These fees may be paid by the Corporation or one of its affiliates.

(b) Expense Reimbursement. Upon submission of the appropriate documentation and in accordance with the Corporation’s and its affiliates’ policies in effect from time to time, the Corporation will reimburse you for your reasonable business expenses incurred during the Consulting Period in connection with your performance of services at the request of the Corporation.

5. Termination of Consulting Arrangement. The parties hereto expect this consulting arrangement to continue until the Effective Time or termination of the Merger Agreement (the earlier of which is the “Expiration Date”). Either party may, however, choose to end the arrangement prior to the Expiration Date, subject to the following provisions:

(a) Termination by the Corporation. The Corporation may provide notice and terminate this engagement at any time during the Consulting Period with or without Cause (as defined below). If the consulting arrangement is terminated without Cause by the Corporation, the Corporation will be obligated to pay you the Consulting Fees through the Expiration Date; provided, however, that after March 31, 2016 the Corporation may provide notice and terminate this engagement without Cause immediately with no obligation to pay Consulting Fees after the date of such termination. If the consulting arrangement is terminated for Cause, the Corporation’s obligation to pay any remaining Consulting Fees hereunder will cease immediately. For purposes of this Agreement, “Cause” shall exist based upon your action or omission constituting: (i) gross negligence or willful misconduct related to the Corporation or one of its affiliates; (ii) fraud, misappropriation of funds or other assets or theft related to the Corporation or one of its affiliates; (iii) a willfully dishonest act that is demonstrably injurious to the Corporation or one of its affiliates; or (iv) material breach of your obligations contained in this Agreement, any other written agreement with First Capital (in the case of this Agreement or any other written agreement with First Capital, following written notice and at least 15 days to cure such breach; provided, however, that there shall be no cure right associated with a breach of Section 7 of this Agreement). “Cause” shall also exist if: (v) you are convicted of, or plea guilty or nolo contendere to a felony; or (vi) you are removed or prohibited from participating in the conduct of the Corporation’s or one of its affiliates’ affairs, or this Agreement is lawfully terminated, by a regulatory, administrative, court or similar order.

John M. Presley

November 3, 2015

(b) Termination by You. You may provide 30 days’ notice and terminate this engagement at any time during the Consulting Period; provided, however, that the obligations set forth in Section 7 shall survive for the time periods established in Section 7. Upon termination of this engagement pursuant to this Section 5(b), First Capital shall no longer be obligated to pay you any Consulting Fees or expense reimbursement amounts (other than Consulting Fees earned or expenses to be reimbursed for periods up to the effective date of such termination).

(c) Mutual Agreement. You and the Corporation may mutually agree in writing at any time to terminate the engagement, and the terms of that termination.

6. Additional Consideration. Notwithstanding anything to the contrary herein, First Capital or Park Sterling shall be obligated to make the payments set forth in this Section 6 and this obligation shall survive the termination or expiration of this Agreement regardless of the reason for such termination or expiration. Except as specifically provided for in this Agreement, any employment agreements between you and the Corporation, including that certain employment agreement dated on or about December 2, 2013 (the “Employment Agreement”) shall terminate on the Inception Date and you and the Corporation shall have no further obligations of any kind under such agreements.

(a) Accrued Amounts. Within ten (10) days after the Inception Date, First Capital shall make a lump sum cash payment to you equal to the Accrued Amount, as defined in the Employment Agreement.

(b) Pro-Rated 2015 Bonus. Within ten (10) days after the Inception Date, First Capital shall make a lump sum cash payment to you of $130,925, which amount represents the prorated amount of your 2015 incentive bonus.

(c) Severance/Change in Control. At or within five Business Days after the Effective Time, First Capital or Park Sterling shall make a lump sum cash payment to you equal to $1,564,811.69, as reduced in accordance with Section 6(g).

(d) Executive Endorsement Split Dollar Agreement. The Beneficiaries, as that term is defined in that certain First Capital Bank Executive Endorsement Split Dollar Agreement between you and the Corporation dated on or about May 12, 2011 (the “Split Dollar Agreement”), shall be entitled to interest in death proceeds in an amount equal to $2,160,000, payable pursuant and according to the terms and conditions in that Split Dollar Agreement.

(e) 2015 Restricted Stock Agreement. All Restricted Stock, as defined and provided for in that certain Restricted Stock Agreement by and between you and the Corporation dated March 5, 2015 (the “Stock Agreement”), that is not then vested shall fully vest at the Inception Date notwithstanding anything to the contrary in the Stock Agreement.

(f) Clawback. You agree that any incentive-based compensation or award that you receive, or have received, from the Corporation or any affiliate under this

John M. Presley

November 3, 2015

Agreement or otherwise, will be subject to clawback by the Corporation as may be required by applicable law or, if applicable, any stock exchange listing requirement and on such basis and events as the Board of Directors of the Corporation reasonably determines.

(g) Maximum Benefit. No amounts will be payable and no benefits will be provided under Section 6(c) of this Agreement to the extent that such payments or benefits, together with other payments or benefits under this Agreement and other plans, agreements or arrangements, would make you liable for the payment of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision. The amounts otherwise payable and the benefits otherwise to be provided under Section 6(c) of this Agreement shall be reduced in a manner determined by the Corporation (by the minimum possible amount) that is consistent with the requirements of Section 409A of the Code until no amount payable to you will be subject to such excise tax. All calculations and determinations under this Section 6(g) shall be made by an independent accounting firm or independent tax counsel appointed by the Corporation (the “Tax Advisor”) whose determinations shall be conclusive and binding on the Corporation and you for all purposes. The Tax Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code, and the parties hereto believe, based on the information made available to them as of the date hereof, that the amounts set forth on Schedule I attached hereto (other than those for the Restricted Stock Vesting and the Parachute Value of Split Dollar Life Insurance, which have not been approximated on the date hereof) are reasonable approximations. The Corporation shall bear all costs of the Tax Advisor.

7. Restrictive Covenants.

(a) Noncompetition. You agree that during the Consulting Period and for a one-year period following the expiration of this Agreement (the “Noncompete Period”) you will not directly or indirectly, as a principal, agent, employee, employer, investor, co-partner or in any other individual or representative capacity whatsoever, engage in a Competitive Business anywhere in the Market Area (as such terms are defined below) in any capacity that includes any of the significant responsibilities held or significant activities engaged in by you while employed with the Corporation or any of its Affiliates. Notwithstanding the foregoing, you may purchase or otherwise acquire up to (but not more than) 10% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area. The term “Affiliate” refers to First Capital Bank and any other business entity that, directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, the Corporation.

(b) Nonsolicitation. You further agree that during the Consulting Period and for a two-year period following the expiration of this Agreement you will not directly or indirectly: (i) solicit, or assist any other person in soliciting, any depositors or customers of the Corporation or its Affiliates to make deposits in, borrow money from, or become customers of

John M. Presley

November 3, 2015

any other company conducting a Competitive Business in the Market Area; (ii) induce any customers of the Corporation or its Affiliates to terminate their relationship with the Corporation or its Affiliates; or (iii) contact, solicit or assist in the solicitation of any employee to terminate his or her employment with the Corporation or any of its Affiliates.

(c) Definitions. As used in this Agreement, the term “Competitive Business” means the financial services business, which includes one or more of the following businesses: depository accounts, consumer and commercial lending, residential and commercial mortgage lending, and any other business in which the Corporation or any of its Affiliates are engaged and in which you are significantly engaged at the Inception Date; the term “Market Area” means (i) the City of Richmond and the surrounding counties of Henrico, Chesterfield, Hanover and Goochland, and (ii) the area within a 15-mile radius of any full-service banking office established by First Capital Bank at the Inception Date; and the term “Confidential Information” shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, market studies, know-how, processes, trade secrets, and any other information concerning the non-public business and affairs of the Corporation.

(d) Confidentiality. During the Consulting Period and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, you shall not, without the written consent of a person duly authorized by the Corporation, disclose to any person (other than your personal attorney, or an employee of the Corporation or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by you of your duties as a consultant to the Corporation) or utilize in conducting a business any Confidential Information obtained by you while in the employ of, or a consultant to, the Corporation, unless such information has become a matter of public knowledge at the time of such disclosure.

(e) Acknowledgment. The covenants contained in this Section 7 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law. You agree that the restrictions imposed herein are necessary for the reasonable and proper protection of the Corporation and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on your post-employment activity nor overly burdensome for you to abide by. You covenant that you will not make any contention contrary to any of the foregoing representations in the future and agree that you will be estopped to deny or contradict the truth or accuracy of these representations. If, however, the time, geographic and/or scope of activity restrictions set forth in this Section 7 are found by a court to exceed the standards deemed enforceable, the court is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Corporation or an Affiliate.

(f) Enforcement. You acknowledge that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 7 and,

John M. Presley

November 3, 2015

accordingly, you agree to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin you from violating any such covenants. If the Corporation is successful in whole or in part in any legal or equitable action against you in connection with the enforcement of the covenants included in this Section 7, the Corporation shall be entitled to payment of all costs, including reasonable attorney’s fees, from you. If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under Section 7 of this Agreement, the Corporation shall reimburse you for reasonable legal fees incurred to defend the claim. In the event legal action is commenced with respect to the provisions of this Section 7 and you have not strictly observed the restrictions set forth in this Section 7, then the restricted periods described in paragraphs (a) and (b) of this Section 7 shall begin to run anew from the date of any Final Determination of such legal action. The term “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding. All the provisions of this Section 7 will survive termination and expiration of this Agreement.

8. Application of Policies. During the Consulting Period, the general policies and practices of the Corporation and its affiliates (as such policies may exist from time to time) that are generally applicable to similarly situated consultants of the Corporation will apply to you with the same force and effect.

9. Taxes. As a consultant and independent contractor of the Corporation, you will be responsible for, and will duly and timely comply with, all applicable laws relating to, the collection, payment, reporting and remittance of any and all federal, state or local taxes, charges or fees (“Taxes”) resulting from the receipt of the Consulting Fees. Neither the Corporation nor any of its affiliates shall be liable for any Taxes resulting from the Consulting Fees or your failure to comply with applicable laws applicable to the Consulting Fees. The Corporation shall deduct or withhold from the remaining payment amounts described in this Agreement as required by law.

10. Entire and Final Agreement. This Agreement, along with the written agreements referenced herein, shall supersede any and all prior oral or written representations, understandings and agreements of the parties with respect to the matters addressed herein and contain the entire agreement of the parties relating to the payments and benefits that you are entitled to receive as a consultant. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement or the written agreements referenced herein.

11. Assignment. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by you. The Corporation shall have the right to assign or transfer this Agreement to any affiliated entity or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), and you irrevocably consent to any such assignment or transfer. In the event of such assignment or transfer, the “Corporation” shall mean the entity to which this Agreement is so assigned or transferred.

John M. Presley

November 3, 2015

12. Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience only, and shall not affect the meaning or interpretation of this Agreement.

13. Notices. All notices required by this Agreement shall be sent in writing and delivered by one party to the other by overnight express mail to the following persons and addresses.

If to the Corporation:	First Capital Bancorp, Inc.
Attn: Grant Grayson
4222 Cox Road
Glen Allen, VA 23060

If to you: At the most recent address on file with the Corporation. Any party desiring to change the notice person or address shall provide notice thereof to the other party in compliance with this Section 13.

14. Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be considered an original for all purposes.

15. Release of Claims. Effective as of the date of execution of this Agreement, you, on behalf of yourself and your agents, attorneys, heirs and assigns, hereby fully release and forever discharge, to the fullest extent permitted by applicable law, the Corporation and its respective affiliated entities, as well as all of such entities’ respective present and former officers, directors, employees, agents, predecessors, successors and assigns, from any and all claims, actions, damages of all types, fines, interest, injunctive relief, attorneys’ fees, costs and demands of any kind whatsoever, whether known or unknown, and whether under tort, contract, statute or otherwise. Without limiting the generality of the foregoing, this full and general release includes any claims under or related to your employment with or separation from First Capital, alleged discrimination or harassment, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act and any other federal, state or local statute, law, regulation or constitutional provision. For the avoidance of doubt, this release shall not impair your rights under this Agreement, under any existing option and/or restricted stock agreements with the Corporation or under the Merger Agreement (including Section 6.6 or Section 9.10(a) thereof).

16. Governing Law/Venue. This Agreement shall be governed and construed by the laws of the Commonwealth of Virginia, without regard to its conflict-of-laws principles. All actions arising under this Agreement shall be brought exclusively and only in Virginia. The parties irrevocably consent to the jurisdiction of the courts in Henrico County, Virginia (whether federal or state) for all such disputes and irrevocably consent to service via nationally recognized overnight carrier pursuant to Section 13, without limiting other service methods allowed by applicable law.

17. Acknowledgement. You hereby acknowledge and agree that you are not and were never party to a consulting agreement with Park Sterling, and, other than this Agreement, after the closing of the transactions contemplated by the Merger Agreement, no agreement between

John M. Presley

November 3, 2015

you and Park Sterling is in existence. Park Sterling shall be a third-party beneficiary of this Section 17 (and such Section shall be enforceable against all parties to this Agreement by Park Sterling and its successors and assigns).

18. Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Corporation makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Corporation be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A.

[Signature Page Follows]

John M. Presley

November 3, 2015

If the foregoing is satisfactory, please so indicate by signing and returning one original copy of this consulting agreement to the Corporation, whereupon this will constitute our agreement on the subject.

Sincerely,

/s/ Grant Grayson

Grant Grayson
Chairman of the Board of Directors

Accepted and Agreed:

/s/ John M. Presley
John M. Presley

November 3, 2015
Date

Schedule I

Adjustment to Section 6(c) in accordance with Section 6(g)

A.	Reduction to Amount Payable Under Section 6(c)

The amount of the reduction shall equal the dollar amount calculated under Part B minus $1,319,483.82.

B.	$1,695,736.69 + the Restricted Stock Vesting, calculated in accordance with Part C. below + the Parachute Value of Split Dollar Life Insurance

C.	Restricted Stock Accelerated Vesting Calculation Under 1.280G-1 Q&A-24(c)

1. Shares would vest 16,666 on 3/5/16, 16,667 on 3/5/17, and 16,667 on 3/5/18

2. Assume 2016 CIC date

3. Assume employment continues through 11/13/15

4. Assume vesting is accelerated to 11/13/15

5. Assume share price on vesting date is $5.54/share - will need to be revised for actual vesting date.

6. Interest rate for calculating PV is 120% of AFR, short-term, semi-annual compounding in effect for November 2015.

I.	Tranche 1:

a. 16,667 x $5.54 = $92,335.18

b. Present value1 of $92,335.18 “payment” (vesting) that would have been made on 3/5/16 = $PV1

c. Value of accelerated payment: $92,335.18 - $PV1 = $X1

d. Value of lapse of service obligation: $92,335.18 x 3 (full months between 11/13/15 and 3/5/16) x 1% = $2,770.06

e. Tranche 1 parachute value: $X1 + $2,770.06 = $

II.	Tranche 2:

a. 16,667 x $5.54 = $92,335.18

b. PV2 of $92,335.18 “payment” (vesting) that would have been made on 3/5/17 = $PV2

c. Value of accelerated payment: $92,335.18 - $PV2 = $X2

d. Value of lapse of service obligation: $92,335.18 x 15 (full months between 11/13/15 and 3/5/17) x 1% = $13,850.28

e. Tranche 2 parachute value: $X2 + $13,850.28 = $

III.	Tranche 3:

a. 16,667 x $5.54 = $92,335.18

b. PV3 of $92,335.18 “payment” (vesting) that would have been made on 3/5/18 = $PV3

c. Value of accelerated payment: $92,335.18 - $PV3 = $X3

d. Value of lapse of service obligation: $92,335.18 x 27 (full months between 11/13/15 and 3/5/18) x 1% = $24,930.50

e. Tranche 2 parachute value: $X3 + $24,930.50 = $

IV.	Total 280G Value Under Assumptions: I.e. + II.e. + III.e. = $

[1]	Use rate required by 280G (120% of AFR, short-term, semi-annual compounding in effect for November 2015), and 11/13/15 vesting date, to determine present value of future payment
[2]	Use rate required by 280G (120% of AFR, short-term, semi-annual compounding in effect for November 2015), and 11/13/15 vesting date, to determine present value of future payment
[3]	Use rate required by 280G (120% of AFR, short-term, semi-annual compounding in effect for November 2015), and 11/13/15 vesting date, to determine present value of future payment